Bell Food & Beverage Awarded $6.5 Million 5 Year Production Contract For Export Into Asia

LAS VEGAS, NV-- September 24, 2018 - Alkame Holdings, Inc. (OTC: ALKM), a publicly traded health and wellness technology holding company with a focus on patentable, innovative, and eco-friendly products is pleased to announce that its wholly owned subsidiary, Bell Food and Beverage, Inc. has been awarded a 5-year Production Commitment from Pacific Flavors International Inc., a leading international food supplier and exporter of Oregon Blueberries. We expect this to generate potentially significant revenue for the Company.

For 20 years, Pacific Flavors, Inc. has been successfully showcasing the very best of the Pacific Northwest region’s indigenous sustainably sourced Blueberries. Oregon Blueberries are one of natures perfect foods that are high in Potassium, Iron, and Calcium, and low in calories. Pacific Flavor has been supplying some of Asia's most prominent and largest grocery store chains through prestigious distribution networks, DELTA International Co., Ltd., and F&T Corporation.

Delta International has been working on building strong relationships with suppliers and manufacturers for 26 years, providing customers with consistent satisfaction over time. Delta International strives to develop one-on-one relationships with their packers, and under the strictest practices to ensure their clients are getting the highest quality of products from the highest quality in manufacturing. Their list of satisfied customers includes: Sejio Ishi, Kaldi coffee, Ito Yokado among others. As a member of the International Nut & Dried Fruit Council and working directly with the State of Oregon Japan Representative Office, Delta is an amazing opportunity for ALKM’s wholly owned subsidiary Bell Food & Beverage to showcase its talents.

F&T International is a purveyor of some of the best foods from around the world. F&T’s list of customers speaks for itself and the quality of its products. Established in 1987, F&T is focused on packing the freshness and taste of safe high-quality harvests from each region produced throughout the world, with standards that are second to none. F&T is continually expanding distribution, with a unique focus on new product development and manufacturing from a global perspective, especially focused on safety and non-chemical produced products, responding to the needs and demands of the increasing food safety-oriented consumers. We’re proud to join the list of these well respected companies and are excited to be a part of this opportunity.

Pacific Flavors represents a tremendous opportunity for the Bell Campus, which in turn showcases the campus’s versatility and broad spectrum of capabilities. Back in its day, the campus was one of the larger Cherry co-packing facilities in the country, and Pacific Flavors is a perfect fit for the equipment accumulated over the decades. The Campus was handling Oregon Blueberries at approximately 50,000 pounds of blueberries daily and packed at speeds up to 108 jars per minute for Pacific Flavors, equating to as many as 60 pallets per shift.

Robert K. Eakle, Alkame CEO states, "Our team did an amazing job for Pacific Flavor this year during the Blueberry harvest. We are very happy to announce that Pacific Flavors was thoroughly impressed with our output, quality, and capability, and graciously awarded Bell Food & Beverage this ongoing multi-year contract. Our program with Pacific Flavor should provide Bell with well over $1.3 million in annual gross revenue and growing, not including the additional yearly options to continue. We are very excited to be working with such a well-respected exporter, and we look forward to a long and ‘fruitful’ relationship together.”

About Alkame Holdings, Inc.

Alkame Holdings, Inc. is a publicly traded health and wellness technology holding company, with a focus on patentable, innovative, and eco-friendly consumer products. The Company's wholly-owned subsidiaries market and distribute enhanced waters utilizing an exclusive patented formula and technology to create enhanced water with several unique properties. The organization is diligently building a strong foundation through the launch and acquisition of appropriate business assets, and by pursuing multiple applications to utilize its Intellectual Property by placement into several emerging business sectors, such as the growing aqua-culture industry, consumer bottled water and RTD products, household pet products, horticulture and agriculture applications, as well as many other various water treatment solutions to both new and existing business platforms.

For more information, visit www.alkameholdingsinc.com.

Alkame Holdings, Inc. Investor Relations

Website: www.alkameholdingsinc.com

Email: info@alkameholdingsinc.com

Disclaimer/Safe Harbor: This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act. The statements reflect the Company's current views with respect to future events that involve risks and uncertainties. Among others, these risks include the expectation that Alkame will achieve significant sales, the failure to meet schedule or performance requirements of the Company's contracts, the Company's liquidity position, the Company's ability to obtain new contracts, the emergence of competitors with greater financial resources and the impact of competitive pricing. In the light of these uncertainties, the forward-looking events referred to in this release might not occur. These statements have not been evaluated by the Food and Drug Administration. These products are not intended to diagnose, treat, cure or prevent any disease.